Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Jennifer Kron, Media, (612) 696-3400

Target Corporation Reports Third Quarter Earnings
•Third quarter comparable sales increased 0.3 percent, driven by strong traffic and digital performance.
◦Guest traffic grew 2.4 percent over the prior year.
◦Digital comparable sales grew 10.8 percent reflecting nearly 20 percent growth in same-day delivery powered by Target Circle 360TM and double digit growth in Drive Up.
◦Beauty comparable sales grew more than 6 percent. Food & Beverage and Essentials categories grew low-single digits compared to the prior year.
•Third quarter gross margin rate was down 0.2 percentage points to the prior year. Year-to-date, gross margin rate has expanded by a full percentage point compared to last year.
•Third quarter GAAP and Adjusted EPS of $1.85 was down 11.9 percent compared with last year.

For additional media materials, please visit:
https://corporate.target.com/news-features/article/2024/11/q3-2024-earnings

MINNEAPOLIS (November 20, 2024) – Target Corporation (NYSE: TGT) today announced its third quarter 2024 financial results, reflecting comparable sales growth driven entirely by traffic and strength in the digital channel.
The Company reported third quarter GAAP and Adjusted earnings per share1 (EPS) of $1.85, compared with $2.10 in 2023. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.

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[1]Adjusted EPS, a non-GAAP financial measure, excludes the impact of certain discretely managed items, when applicable. See the tables of this release for additional information.

Target Corporation Reports Third Quarter Earnings — Page 2 of 11
“I’m proud of our team’s efforts to navigate through a volatile operating environment during the third quarter. We saw several strengths across the business, including a 2.4 percent increase in traffic, nearly 11 percent growth in the digital channel, and continued growth in beauty and frequency categories. At the same time, we encountered some unique challenges and cost pressures that impacted our bottom-line performance,” said Brian Cornell, chair and chief executive officer of Target Corporation. “Looking ahead, our team is energized and ready to deliver the unique combination of newness and value that holiday shoppers can only find at Target, and we remain confident in the underlying strength and fundamentals of our business, and our ability to deliver on our longer-term financial goals.”

Guidance
For the fourth quarter, the Company expects approximately flat comparable sales and GAAP and Adjusted EPS of $1.85 to $2.45, translating to a full year expected GAAP and Adjusted EPS range of $8.30 to $8.90.

Operating Results
Comparable sales increased 0.3 percent in the third quarter, reflecting a comparable store sales decline of 1.9 percent and a comparable digital sales increase of 10.8 percent. Total revenue of $25.7 billion in the third quarter was 1.1 percent higher than last year, reflecting a total sales increase of 0.9 percent and an 11.5 percent increase in other revenue. Third quarter operating income of $1.2 billion was 11.2 percent lower than last year.
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Target Corporation Reports Third Quarter Earnings — Page 3 of 11

Third quarter operating income margin rate was 4.6 percent in 2024, compared with 5.2 percent in 2023. Third quarter gross margin rate was 27.2 percent, compared with 27.4 percent in 2023, reflecting higher digital fulfillment and supply chain costs due to the cost of managing higher inventory levels, increased digital sales volume, and new supply chain facilities coming online, partially offset by lower book to physical inventory adjustments and the net impact of merchandising activities as compared to the prior year. Third quarter SG&A expense rate was 21.4 percent in 2024, compared with 20.9 percent in 2023, reflecting the combined impact of higher costs, including higher team member pay and benefits and higher general liability expenses, partially offset by disciplined cost management.

Interest Expense and Taxes
The Company’s third quarter 2024 net interest expense was $105 million, compared with $107 million last year.
Third quarter 2024 effective income tax rate was 21.7 percent, compared with the prior year rate of 21.3 percent, reflecting lower discrete benefits in the current year.

Capital Deployment and Return on Invested Capital
The Company paid dividends of $516 million in the third quarter, compared with $507 million last year, reflecting a 1.8 percent increase in the dividend per share.
The Company repurchased $354 million of its shares in the third quarter, retiring 2.4 million shares of common stock at an average price of $147.43. As of the end of the quarter, the Company had approximately $9.2 billion of remaining capacity under the repurchase program approved by Target’s Board of Directors in August 2021.
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Target Corporation Reports Third Quarter Earnings — Page 4 of 11
For the trailing twelve months through third quarter 2024, after-tax return on invested capital (ROIC) was 15.9 percent, compared with 13.9 percent for the trailing twelve months through third quarter 2023. The increase in ROIC reflects higher operating income, partially offset by higher average invested capital. The tables in this release provide additional information about the Company’s ROIC calculation.

Webcast Details
Target will webcast its third quarter earnings conference call at 7:00 a.m. CT today. Investors and the media are invited to listen to the meeting at Corporate.Target.com/Investors (click on "Q3 2024 Target Corporation Earnings Conference Call" under "Events & Presentations"). A replay of the webcast will be provided when available. The replay number is 1-800-513-1169.

Miscellaneous
Statements in this release regarding the Company’s future financial performance, including its fiscal 2024 fourth quarter and full-year guidance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended February 3, 2024. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at nearly 2,000 stores and at Target.com, with the purpose of helping all families discover the joy of everyday life. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. Additional company information can be found by visiting the corporate website (corporate.target.com) and press center.

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Target Corporation Reports Third Quarter Earnings — Page 5 of 11
TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
(millions, except per share data) (unaudited)	November 2, 2024	October 28, 2023	Change	November 2, 2024	October 28, 2023	Change
Sales	$25,228	$25,004	0.9%	$74,392	$74,336	0.1%
Other revenue	440	394	11.5	1,259	1,157	8.8
Total revenue	25,668	25,398	1.1	75,651	75,493	0.2
Cost of sales	18,375	18,149	1.2	53,623	54,333	(1.3)
Selling, general and administrative expenses	5,486	5,316	3.2	16,046	15,525	3.4
Depreciation and amortization (exclusive of depreciation included in cost of sales)	639	616	3.6	1,883	1,793	5.0
Operating income	1,168	1,317	(11.2)	4,099	3,842	6.7
Net interest expense	105	107	(1.5)	321	395	(18.7)
Net other income	(28)	(25)	11.0	(77)	(64)	19.0
Earnings before income taxes	1,091	1,235	(11.6)	3,855	3,511	9.8
Provision for income taxes	237	264	(9.9)	867	755	14.9
Net earnings	$854	$971	(12.1)%	$2,988	$2,756	8.4%
Basic earnings per share	$1.86	$2.10	(11.8)%	$6.47	$5.97	8.3%
Diluted earnings per share	$1.85	$2.10	(11.9)%	$6.45	$5.96	8.3%
Weighted average common shares outstanding
Basic	460.1	461.6	(0.3)%	461.6	461.4	0.1%
Diluted	461.5	462.6	(0.2)%	462.9	462.7	0.1%
Antidilutive shares	0.5	3.0		0.5	2.6
Dividends declared per share	$1.12	$1.10	1.8%	$3.34	$3.28	1.8%

Target Corporation Reports Third Quarter Earnings — Page 6 of 11
TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	November 2, 2024	February 3, 2024	October 28, 2023
Assets
Cash and cash equivalents	$3,433	$3,805	$1,910
Inventory	15,165	11,886	14,731
Other current assets	1,956	1,807	1,958
Total current assets	20,554	17,498	18,599
Property and equipment
Land	6,666	6,547	6,520
Buildings and improvements	38,666	37,066	36,627
Fixtures and equipment	8,840	8,765	8,490
Computer hardware and software	3,549	3,428	3,312
Construction-in-progress	758	1,703	2,000
Accumulated depreciation	(25,548)	(24,413)	(23,781)
Property and equipment, net	32,931	33,096	33,168
Operating lease assets	3,513	3,362	3,086
Other noncurrent assets	1,533	1,400	1,376
Total assets	$58,531	$55,356	$56,229
Liabilities and shareholders’ investment
Accounts payable	$14,419	$12,098	$14,291
Accrued and other current liabilities	5,738	6,090	6,099
Current portion of long-term debt and other borrowings	1,635	1,116	1,112
Total current liabilities	21,792	19,304	21,502
Long-term debt and other borrowings	14,346	14,922	14,883
Noncurrent operating lease liabilities	3,418	3,279	3,031
Deferred income taxes	2,419	2,480	2,447
Other noncurrent liabilities	2,067	1,939	1,852
Total noncurrent liabilities	22,250	22,620	22,213
Shareholders’ investment
Common stock	38	38	38
Additional paid-in capital	6,916	6,761	6,681
Retained earnings	8,009	7,093	6,225
Accumulated other comprehensive loss	(474)	(460)	(430)
Total shareholders’ investment	14,489	13,432	12,514
Total liabilities and shareholders’ investment	$58,531	$55,356	$56,229
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 459,244,995, 461,675,441, and 461,651,176 shares issued and outstanding as of November 2, 2024, February 3, 2024, and October 28, 2023, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

Target Corporation Reports Third Quarter Earnings — Page 7 of 11
TARGET CORPORATION

Consolidated Statements of Cash Flows

	Nine Months Ended
(millions) (unaudited)	November 2, 2024	October 28, 2023
Operating activities
Net earnings	$2,988	$2,756
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	2,215	2,072
Share-based compensation expense	229	176
Deferred income taxes	(58)	252
Noncash (gains) / losses and other, net	(1)	101
Changes in operating accounts:
Inventory	(3,279)	(1,232)
Other assets	(265)	(208)
Accounts payable	2,362	887
Accrued and other liabilities	(113)	528
Cash provided by operating activities	4,078	5,332
Investing activities
Expenditures for property and equipment	(1,968)	(3,952)
Proceeds from disposal of property and equipment	2	24
Other investments	24	18
Cash required for investing activities	(1,942)	(3,910)
Financing activities
Additions to long-term debt	741	—
Reductions of long-term debt	(1,112)	(114)
Dividends paid	(1,533)	(1,503)
Repurchase of stock	(506)	—
Shares withheld for taxes on share-based compensation	(98)	(124)
Cash required for financing activities	(2,508)	(1,741)
Net decrease in cash and cash equivalents	(372)	(319)
Cash and cash equivalents at beginning of period	3,805	2,229
Cash and cash equivalents at end of period	$3,433	$1,910

Target Corporation Reports Third Quarter Earnings — Page 8 of 11
TARGET CORPORATION

Operating Results

Rate Analysis	Three Months Ended		Nine Months Ended
(unaudited)	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Gross margin rate	27.2%	27.4%	27.9%	26.9%
SG&A expense rate	21.4	20.9	21.2	20.6
Depreciation and amortization expense rate (exclusive of depreciation included in cost of sales)	2.5	2.4	2.5	2.4
Operating income margin rate	4.6	5.2	5.4	5.1
Note: Gross margin rate is calculated as gross margin (sales less cost of sales) divided by sales. All other rates are calculated by dividing the applicable amount by total revenue. Other revenue includes $148 million and $433 million of profit-sharing income under our credit card program agreement for the three and nine months ended November 2, 2024, respectively, and $165 million and $508 million for the three and nine months ended October 28, 2023, respectively.

Comparable Sales	Three Months Ended		Nine Months Ended
(unaudited)	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Comparable sales change	0.3%	(4.9)%	(0.5)%	(3.5)%
Drivers of change in comparable sales
Number of transactions (traffic)	2.4	(4.1)	1.1	(2.7)
Average transaction amount	(2.0)	(0.8)	(1.6)	(0.8)

Comparable Sales by Channel	Three Months Ended		Nine Months Ended
(unaudited)	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Stores originated comparable sales change	(1.9)%	(4.6)%	(2.0)%	(2.8)%
Digitally originated comparable sales change	10.8	(6.0)	6.9	(6.7)

Sales by Channel	Three Months Ended		Nine Months Ended
(unaudited)	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Stores originated	81.5%	83.2%	81.8%	82.9%
Digitally originated	18.5	16.8	18.2	17.1
Total	100%	100%	100%	100%

Sales by Fulfillment Channel	Three Months Ended		Nine Months Ended
(unaudited)	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Stores	97.7%	97.7%	97.8%	97.5%
Other	2.3	2.3	2.2	2.5
Total	100%	100%	100%	100%
Note: Sales fulfilled by stores include in-store purchases and digitally originated sales fulfilled by shipping merchandise from stores to guests, Order Pickup, Drive Up, and Shipt.

Target Circle Card Penetration	Three Months Ended		Nine Months Ended
(unaudited)	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Total Target Circle Card Penetration	17.7%	18.3%	17.8%	18.6%

Target Corporation Reports Third Quarter Earnings — Page 9 of 11

Number of Stores and Retail Square Feet	Number of Stores			Retail Square Feet (a)
(unaudited)	November 2, 2024	February 3, 2024	October 28, 2023	November 2, 2024	February 3, 2024	October 28, 2023
170,000 or more sq. ft.	273	273	273	48,824	48,824	48,824
50,000 to 169,999 sq. ft.	1,559	1,542	1,542	195,050	192,908	192,877
49,999 or less sq. ft.	146	141	141	4,404	4,207	4,207
Total	1,978	1,956	1,956	248,278	245,939	245,908
(a)In thousands; reflects total square feet less office, supply chain facilities, and vacant space.

Target Corporation Reports Third Quarter Earnings — Page 10 of 11
TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we disclose non-GAAP adjusted diluted earnings per share (Adjusted EPS). When applicable, this metric excludes certain discretely managed items. However, there are no adjustments in any period presented. We believe this information is useful in providing period-to-period comparisons of the results of our operations. This measure is not in accordance with, or an alternative to, U.S. GAAP. The most comparable GAAP measure is diluted earnings per share. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

Reconciliation of Non-GAAP Adjusted EPS	Three Months Ended			Nine Months Ended
	November 2, 2024	October 28, 2023	Change	November 2, 2024	October 28, 2023	Change
GAAP and adjusted diluted earnings per share	$1.85	$2.10	(11.9)%	$6.45	$5.96	8.3%

Reconciliation of Non-GAAP Adjusted EPS Guidance	Guidance
(per share) (unaudited)	Q4 2024	Full Year 2024
GAAP diluted earnings per share guidance	$1.85 - $2.45	$8.30 - $8.90
Estimated adjustments
Other (a)	$—	$—
Adjusted diluted earnings per share guidance	$1.85 - $2.45	$8.30 - $8.90
(a)Fourth quarter and full-year 2024 GAAP EPS may include the impact of certain discrete items, which will be excluded in calculating Adjusted EPS. The guidance does not currently reflect any such discrete items. In the past, these items have included losses on the early retirement of debt and certain other items that are discretely managed.

Earnings before interest expense and income taxes (EBIT) and earnings before interest expense, income taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures. We believe these measures provide meaningful information about our operational efficiency compared with our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and, for EBITDA, capital investment. These measures are not in accordance with, or an alternative to, GAAP. The most comparable GAAP measure is net earnings. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measures for comparisons with other companies.

EBIT and EBITDA	Three Months Ended			Nine Months Ended
(dollars in millions) (unaudited)	November 2, 2024	October 28, 2023	Change	November 2, 2024	October 28, 2023	Change
Net earnings	$854	$971	(12.1)%	$2,988	$2,756	8.4%
+ Provision for income taxes	237	264	(9.9)	867	755	14.9
+ Net interest expense	105	107	(1.5)	321	395	(18.7)
EBIT	$1,196	$1,342	(10.8)%	$4,176	$3,906	6.9%
+ Total depreciation and amortization (a)	754	722	4.2	2,215	2,072	6.8
EBITDA	$1,950	$2,064	(5.5)%	$6,391	$5,978	6.9%
(a)Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales.

Target Corporation Reports Third Quarter Earnings — Page 11 of 11
We have also disclosed after-tax ROIC, which is a ratio based on GAAP information, with the exception of the add-back of operating lease interest to operating income. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions) (unaudited)
	Trailing Twelve Months
Numerator	November 2, 2024 (a)	October 28, 2023
Operating income	$5,964	$5,001
+ Net other income	105	79
EBIT	6,069	5,080
+ Operating lease interest (b)	157	106
- Income taxes (c)	1,403	1,050
Net operating profit after taxes	$4,823	$4,136

Denominator	November 2, 2024	October 28, 2023	October 29, 2022
Current portion of long-term debt and other borrowings	$1,635	$1,112	$2,207
+ Noncurrent portion of long-term debt	14,346	14,883	14,237
+ Shareholders' investment	14,489	12,514	11,019
+ Operating lease liabilities (d)	3,765	3,351	2,879
- Cash and cash equivalents	3,433	1,910	954
Invested capital	$30,802	$29,950	$29,388
Average invested capital (e)	$30,376	$29,670

After-tax return on invested capital	15.9%	13.9%
(a)The trailing twelve months ended November 2, 2024, consisted of 53 weeks compared with 52 weeks in the prior-year period.
(b)Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases were owned or accounted for as finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within Operating Income. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.
(c)Calculated using the effective tax rates, which were 22.5 percent and 20.3 percent for the trailing twelve months ended November 2, 2024, and October 28, 2023, respectively. For the twelve months ended November 2, 2024, and October 28, 2023, includes tax effect of $1.4 billion and $1.0 billion, respectively, related to EBIT, and $35 million and $22 million, respectively, related to operating lease interest.
(d)Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities, respectively.
(e)Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.